UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

              ------------------------------------
                          SCHEDULE 13D

                        (Amendment No. 4)

            Under the Securities Exchange Act of 1934
                       WESTWOOD ONE, INC.
                        (Name of Issuer)

             Common Stock, Par Value $.01 per share
                 (Title of Class of Securities)

                          961-815-10-7
                         (CUSIP Number)

                       Sumner M. Redstone
                    National Amusements, Inc.
                         200 Elm Street
                   Dedham, Massachusetts 02026
                    Telephone: (781) 461-1600

                         with a copy to:

                    Michael D. Fricklas, Esq.
                           Viacom Inc.
                          1515 Broadway
                    New York, New York 10036
                    Telephone: (212) 258-6000
             (Name, Address and Telephone Number of
    Person Authorized to Receive Notices and Communications)

                         January 2, 2003
     (Date of Event which Requires Filing of this Statement)


        ------------------------------------------------

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /.

                                             Page 2 of 10 Pages

CUSIP No. 961-815-10-7

(1)  Name of Reporting Person.
     I.R.S. Identification No. of Above Person (entities only)

                    Infinity Network Inc.
---------------------------------------------------------------
                    I.R.S. Identification No. 52-1859471
---------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       Delaware
---------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		---------------------------------------
Beneficially        (8)  Shared Voting Power       16,000,000
 Owned by		---------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		---------------------------------------
  Person            (10) Shared Dispositive Power  16,000,000
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    16,000,000
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain
Shares      (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 15.2%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions) CO
---------------------------------------------------------------

                                             Page 3 of 10 Pages

CUSIP No. 961-815-10-7

(1)  Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

                    Infinity Media Corporation
---------------------------------------------------------------
I.R.S. Identification No. 13-2766282
---------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       Delaware
---------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		---------------------------------------
Beneficially        (8)  Shared Voting Power       16,000,000
 Owned by		---------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		---------------------------------------
  Person            (10) Shared Dispositive Power  16,000,000
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    16,000,000
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 15.2%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions) CO
---------------------------------------------------------------

					Page 4 of 10 Pages

CUSIP No. 961-815-10-7

(1)  Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

                    Infinity Broadcasting Corporation
---------------------------------------------------------------
                    I.R.S. Identification No. 13-4142467
---------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       Delaware
---------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		--------------------------------------
Beneficially        (8)  Shared Voting Power       18,000,000*
 Owned by		--------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		-------------------------------------
  Person            (10) Shared Dispositive Power  18,000,000*
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    18,000,000*
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 16.8%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   CO
---------------------------------------------------------------



* Includes 2,000,000 shares underlying warrants that may become exercisable in the next 60 days.

                                             Page 5 of 10 Pages

CUSIP No. 961-815-10-7

(1)  Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

                    Viacom Inc.
---------------------------------------------------------------
                    I.R.S Identification No.  04-2949533
---------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
v---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       Delaware
---------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		---------------------------------------
Beneficially        (8)  Shared Voting Power       18,000,000*
 Owned by		--------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		--------------------------------------
  Person            (10) Shared Dispositive Power  18,000,000*
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    18,000,000*
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 16.8%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   CO
---------------------------------------------------------------


* Includes 2,000,000 shares underlying warrants that may become exercisable in the next 60 days.

                                             Page 6 of 10 Pages


CUSIP No. 961-815-10-7

(1)  Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

                    NAIRI, Inc.
---------------------------------------------------------------
                    I.R.S Identification No.  04-3446887
---------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       Delaware
---------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		--------------------------------------
Beneficially        (8)  Shared Voting Power       18,000,000*
 Owned by		--------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		--------------------------------------
  Person            (10) Shared Dispositive Power  18,000,000*
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    18,000,000*
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain
Shares   (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 16.8%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions) CO
---------------------------------------------------------------


* Includes 2,000,000 shares underlying warrants that may become exercisable in the next 60 days.

                                             Page 7 of 10 Pages

CUSIP No. 961-815-10-7

(1)  Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

                    National Amusements, Inc.
---------------------------------------------------------------
                    I.R.S Identification No.  04-2261332
---------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       Maryland
---------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		---------------------------------------
Beneficially        (8)  Shared Voting Power       18,000,000*
 Owned by		---------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		---------------------------------------
  Person            (10) Shared Dispositive Power  18,000,000*
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    18,000,000*
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 16.8%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)    CO
---------------------------------------------------------------



* Includes 2,000,000 shares underlying warrants that may become exercisable in the next 60 days.

                                             Page 8 of 10 Pages


 CUSIP No.     961-815-10-7

(1)  Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

                    Sumner M. Redstone
---------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
Instructions)
/  / (a)
---------------------------------------------------------------
/  / (b)
---------------------------------------------------------------
(3)  SEC Use Only
---------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
---------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
---------------------------------------------------------------
(6)  Citizenship or Place of Organization       United States
--------------------------------------------------------------
Number of           (7)  Sole Voting Power
  Shares		--------------------------------------
Beneficially        (8)  Shared Voting Power       18,000,000*
 Owned by		--------------------------------------
   Each             (9)  Sole Dispositive Power
Reporting		--------------------------------------
  Person            (10) Shared Dispositive Power  18,000,000*
  With
---------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    18,000,000*
---------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
---------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11) 16.8%
---------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
---------------------------------------------------------------


  * Includes 2,000,000 shares underlying warrants that may become exercisable in the next 60 days.

                                           Page 9 of 10 Pages

Item 1.   Security and Issuer.
	  --------------------

          This Amendment No. 4 (the "Amendment") is filed by Infinity Network Inc. ("INI"), Infinity Media Corporation ("IMC"), Infinity Broadcasting Corporation ("IBC" or "Infinity"), Viacom Inc. ("Viacom"), NAIRI, Inc. ("NAIRI"), National Amusements, Inc. ("NAI") and Mr. Sumner M. Redstone ("Mr. Redstone") (collectively, the "Reporting Persons") and amends and supplements the Statement on Schedule 13D originally filed with the Securities and Exchange Commission ("SEC") on May 15, 2000, as amended, with respect to the Common Stock, par value $.01 per share (the "Common Shares"), of Westwood One, Inc., a Delaware corporation ("Westwood" or the "Issuer") with its principal executive office located at 40 West 57th Street, New York, N.Y. 10019.


Item 5.   Interest in Securities of the Issuer.
	  --------------------------------------

          Item 5(c) is amended and restated as follows to correct the vesting terms of the warrants described in Amendment No. 3 to this Schedule 13D:

      (c) Pursuant to the Management Agreement, dated March 30,
1999, as amended, between IBC and the Issuer, as described in Amendment 2 to this Schedule 13D, on January 2, 2003, IBC received the following two warrants to purchase Common Stock from the Issuer:

     * A warrant to purchase 1,000,000 shares of the Issuer's Common Stock at an exercise price of $43.11. This warrant will become exercisable only if the Issuer's Common Stock reaches a price of $64.67 on at least 20 out of 30 consecutive Trading Days and has an expiration date of January 2, 2013.


     * A warrant to purchase 1,000,000 shares of the Issuer's Common Stock at an exercise price of $48.36. This warrant will become exercisable only if the Issuer's Common Stock reaches a price of $77.38 on at least 20 out of 30 consecutive Trading Days and has an expiration date of January 2, 2013.



Item 7.   Material to be Filed as Exhibits.
	  ---------------------------------

99        Joint Filing Agreement among Infinity Network Inc.,
          Infinity Media Corporation, Infinity Broadcasting
          Corporation, Viacom Inc., NAIRI, Inc., National
          Amusements, Inc. and Sumner M. Redstone.

                                        Page 10 of 10 Pages

                           Signatures
                          -------------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.


March 11, 2003


                                   Infinity Network, Inc.

                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President


                                   Infinity Media Corporation

                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President

                                   Infinity Broadcasting Corporation

                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President


                                   Viacom Inc.

                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President,
                                        General Counsel and Secretary


                                   NAIRI, Inc.


                                   By:  /s/ Sumner M. Redstone
					-----------------------
                                        Sumner M. Redstone
                                        Chairman and President


                                   National Amusements, Inc.

                                   By:  /s/ Sumner M. Redstone
					-----------------------
                                        Sumner M. Redstone
                                        Chairman and Chief
					Executive Officer



                                        /s/ Sumner M. Redstone
					-----------------------
               				Sumner M. Redstone
                                        Individually

                                              Exhibit 99


                     JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13D, dated May 15, 2000 (the "Schedule 13D"), with respect to the Common Stock, par value $0.01 per share, of Westwood One, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 28th day of March, 2002.

                                   Infinity Network, Inc.
                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President

                                   Infinity Media Corporation
                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President

                                   Infinity Broadcasting Corporation
                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President


                                   Viacom Inc.
                                   By:  /s/ Michael D. Fricklas
					-----------------------
                                        Michael D. Fricklas
                                        Executive Vice President,
                                        General Counsel and Secretary


                                   NAIRI, Inc.
                                   By:  /s/ Sumner M. Redstone
					-----------------------
                                        Sumner M. Redstone
                                        Chairman and President


                                   National Amusements, Inc.

                                   By:  /s/ Sumner M. Redstone
					-----------------------
                                        Sumner M. Redstone
                                        Chairman and Chief
					Executive Officer



                                        /s/ Sumner M. Redstone
					-----------------------
					Sumner M. Redstone
                                        Individually